Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE           FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR             Friday, February 11, 2011


CHICAGO, ILLINOIS - February 11, 2011 - Melvin J. Gordon, Chairman, Tootsie Roll Industries, Inc. reported fourth quarter and twelve months 2010 net sales and net earnings.

Fourth quarter 2010 net sales were $117,834,000 compared to $110,318,000 in fourth quarter 2009, an increase of $7,516,000 or 6.8%. Fourth quarter 2010 net earnings were $8,807,000 compared to $7,760,000 in fourth quarter 2009, and net earnings per share were $.16 and $.14 in fourth quarter 2010 and 2009, respectively, an increase of $.02 per share or 14%.

Twelve months 2010 net sales were $517,149,000 compared to $495,592,000 in twelve months 2009, an increase of $21,557,000 or 4.3%. Twelve months 2010 net earnings were $53,714,000 compared to $53,878,000 in twelve months 2009, and net earnings per share were $.94 and $.93 in twelve months 2010 and 2009, respectively, an increase of $.01 per share or 1%.

Mr. Gordon said, "Fourth quarter 2010 net sales benefited from effective marketing and selling programs. The increase in fourth quarter 2010 net earnings reflects the benefits of higher sales, however, net earnings were adversely affected by significantly higher ingredient costs as well as increases in distribution expenses. The prior year comparative fourth quarter results benefited from foreign income tax benefits but were adversely affected by charges relating to the write-down to market of certain assets. The Company's fourth quarter 2010 net earnings per share benefited from Common Stock purchases in the open market resulting in fewer shares outstanding.

Twelve months 2010 sales and earnings benefited from the same factors and reasons as fourth quarter 2010 which are discussed above but were also adversely affected by significantly higher ingredient costs and increased distribution expense. Twelve months 2010 earnings per share also benefited from Common Stock purchases and fewer outstanding shares."



















                             TOOTSIE ROLL INDUSTRIES, INC.
                        CONSOLIDATED SUMMARY OF SALES & EARNINGS
                                FOR THE PERIODS ENDED
                           DECEMBER 31, 2010 & DECEMBER 31, 2009

                                    FOURTH QUARTER ENDED
                                    2010            2009

Net Product Sales              $117,834,000      $110,318,000

Net Earnings                   $  8,807,000      $  7,760,000

Net Earnings Per Share *           $ .16             $ .14

Average Shares Outstanding *     56,688,000        57,326,000


                                    TWELVE MONTHS ENDED
                                    2010            2009

Net Product Sales              $517,149,000      $495,592,000

Net Earnings                   $ 53,714,000      $ 53,878,000

Net Earnings Per Share *            $ .94             $ .93

Average Shares Outstanding *     56,997,000        57,738,000

* Based on average shares outstanding adjusted for 3% stock dividends distributed April 8, 2010 and April 9, 2009.